Exhibit 99.1

CONTACT

Matt DiLiberto

Chief Financial Officer

(212) 594-2700

SL GREEN REALTY CORP. REPORTS

THIRD QUARTER 2015 FFO OF $1.71 PER SHARE BEFORE TRANSACTION COSTS; AND EPS OF $1.64 PER SHARE

Financial and Operating Highlights

•                  Third quarter 2015 FFO of $1.71 per share before transaction related costs of $0.06 per share compared to third quarter 2014 FFO of $1.55 per share before non-recurring charges related to the refinancing of 420 Lexington Avenue of $0.24 per share and transaction related costs of $0.03 per share.  Current year FFO includes a tax benefit of $0.05 per share related to the Company’s taxable REIT subsidiary.

•                  Third quarter 2015 net income attributable to common stockholders of $1.64 per share compared to third quarter 2014 net income attributable to common stockholders of $0.68 per share.

•                  Combined same-store cash NOI increased 6.5 percent for the third quarter and 4.6 percent for the first nine months as compared to the same periods in the prior year.

•                  Signed 51 Manhattan office leases covering 533,697 square feet during the third quarter.  The mark-to-market on signed Manhattan office leases was 15.6 percent higher in the third quarter than the previously fully escalated rents on the same spaces.

•                  Signed 23 Suburban office leases covering 131,366 square feet during the third quarter. The mark-to-market on signed Suburban office leases was 3.8 percent lower in the third quarter than the previously fully escalated rents on the same spaces.

•                  Increased Manhattan same-store occupancy, inclusive of leases signed but not yet commenced, as of September 30, 2015 to 97.3 percent as compared to 95.3 percent as of September 30, 2014 and 97.0 percent as of June 30, 2015.

Investing Highlights

•                  Completed the acquisition of Eleven Madison Avenue in Midtown South for $2.285 billion plus approximately $300.0 million in costs associated with lease stipulated improvements to the property.

•                  Closed on the previously announced sales of Tower 45, the Meadows Office Complex, 315 West 36th Street and an interest in 131-137 Spring Street for total gross asset valuations of $878.9 million.  The Company recognized cash proceeds from these transactions in excess of $440.0 million and total gains on sale of $174.4 million.

•                  Entered into separate agreements to sell 570-574 Fifth Avenue, 885 Third Avenue, 33 Beekman Street and 140-150 Grand Avenue for total gross asset valuations of $806.4 million.  The Company expects to recognize cash proceeds upon closing of these transactions in excess of $230.0 million.

•                  Completed the acquisition of a 90.0 percent interest in The SoHo Building at 110 Greene Street based on a gross asset valuation of $255.0 million.

•                  Completed the acquisition of two mixed-use properties located at 187 Broadway and 5-7 Dey Street in Downtown Manhattan for $63.7 million.

•                  Originated new debt and preferred equity investments totaling $78.0 million in the third quarter, of which $48.0 million was retained.

Financing Highlights

•                  Expanded the Company’s unsecured corporate credit facility by $500 million, to $2.533 billion.

•                  Joined the Federal Home Loan Bank of New York and obtained access to a wide variety of flexible, low-cost funding options.

Summary

New York, NY, October 21, 2015 — SL Green Realty Corp. (NYSE:  SLG) today reported funds from operations, or FFO, for the quarter ended September 30, 2015 of $177.4 million, or $1.71 per share, before transaction related costs of $5.9 million, or $0.06 per share, as compared to FFO for the same period in 2014 of $154.7 million, or $1.55 per share, before transaction related costs of $2.7 million, or $0.03 per share, and a non-recurring charge related to the refinancing of 420 Lexington Avenue of $24.5 million, or $0.24 per share.  FFO for the current quarter includes a tax benefit of $5.3 million, or $0.05 per share, related to the Company’s taxable REIT subsidiary.

Net income attributable to common stockholders for the quarter ended September 30, 2015 totaled $163.7 million, or $1.64 per share, compared to net income attributable to common stockholders of $64.7 million, or $0.68 per share, for the same quarter in 2014.  Net income attributable to common stockholders for the current quarter includes $155.8 million, or $1.50 per share, of net gains recognized from the sale of real estate and $28.4 million, or $0.27 per share, of accelerated depreciation expense related to one of the properties that comprise the One Vanderbilt development site.

All per share amounts in this press release are presented on a diluted basis.

Operating and Leasing Activity

For the quarter ended September 30, 2015, the Company reported consolidated revenues and operating income of $432.1 million and $258.5 million, respectively, compared to $390.3 million and $211.1 million, respectively, for the same period in 2014.

Same-store cash NOI on a combined basis increased by 6.5 percent to $178.6 million and by 4.6 percent to $522.3 million for the three and nine months ended September 30, 2015, respectively, as compared to the same periods in 2014.  For the three months ended September 30, 2015, consolidated property same-store cash NOI increased by 6.3 percent to $157.7 million and unconsolidated joint venture property same-store cash NOI increased by 8.0 percent to $20.9 million, as compared to the same period in 2014.  For the nine months ended September 30, 2015, consolidated property same-store cash NOI increased by 4.2 percent to $462.0 million and unconsolidated joint venture property same-store cash NOI increased by 7.6 percent to $60.3 million, as compared to the same period in 2014.

During the third quarter, the Company signed 51 office leases in its Manhattan portfolio totaling 533,697 square feet.  Thirteen leases comprising 144,936 square feet represented office leases that replaced previous vacancy. Thirty-eight leases comprising 388,761 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated.  Those replacement leases had average starting rents of $71.60 per rentable square foot, representing a 15.6 percent increase over the previously fully escalated rents on the same office spaces.  The average lease term on the Manhattan office leases signed in the third quarter was 9.0 years and average tenant concessions were 6.2 months of free rent with a tenant improvement allowance of $49.68 per rentable square foot.

During the first nine months of 2015, the Company signed 145 office leases in its Manhattan portfolio totaling 1,839,535 square feet. Forty-five leases comprising 766,127 square feet represented office leases that replaced previous vacancy. One hundred leases comprising 1,073,408 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated. Those replacement leases had average starting rents of $65.74 per rentable square foot, representing a 13.8 percent increase over the previously fully escalated rents on the same office spaces.

Manhattan same-store occupancy increased to 97.3 percent at September 30, 2015, inclusive of 143,757 square feet of leases signed but not yet commenced, as compared to 95.3 percent at September 30, 2014 and 97.0 percent at June 30, 2015.

During the third quarter, the Company signed 23 office leases in its Suburban portfolio totaling 131,366 square feet.  Nine leases comprising 33,595 square feet represented office leases that replaced previous vacancy. Fourteen leases comprising the remaining 97,771 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated.  Those replacement leases had average starting rents of $29.58 per rentable square foot, representing a 3.8 percent decrease over the previously fully escalated rents on the same office spaces.  The average lease term on the Suburban office leases signed in the third quarter was 7.2 years and average tenant concessions were 5.8 months of free rent with a tenant improvement allowance of $31.37 per rentable square foot.

During the first nine months of 2015, the Company signed 88 office leases in its Suburban portfolio totaling 546,044 square feet. Twenty-nine leases comprising 164,924 square feet represented office leases that replaced previous vacancy. Fifty-nine leases comprising 381,120 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated. Those replacement leases had average starting rents of $32.92 per rentable square foot, representing a 3.6 percent decrease over the previously fully escalated rents on the same office spaces.

Same-store occupancy for the Company’s Suburban portfolio was 81.6 percent at September 30, 2015, inclusive of 79,091 square feet of leases signed but not yet commenced, as compared to 81.5 percent at September 30, 2014 and 82.8 percent at June 30, 2015.

In October, the Company signed a new lease with Fir Tree, Inc., a prominent hedge fund, at 55 West 46th Street, also known as Tower 46, for 31,126 square feet with a term of 10.5 years.  This lease marks the first significant lease following the Company’s successful new marketing campaign, undertaken since acquisition of the property.  The new headquarters lease covers the entire 29th and part of the 28th floors of the newly-constructed office building.

Significant leases that were signed during the third quarter included:

•                  Early renewal and expansion for 103,515 square feet with Pandora Media, Inc. at 125 Park Avenue, extending the remaining lease term to 11.0 years;

•                  New lease for 42,849 square feet with New Advisory, LP at 280 Park Avenue for 11.0 years;

•                  New lease for 41,868 square feet with Leukemia Lymphoma Society at 1100 King Street — 3 International Drive, Rye Brook, New York, for 15.0 years;

•                  New lease for 40,543 square feet with IMG Worldwide, Inc. at 304 Park Avenue South for 12.3 years;

•                  Early renewal and expansion for 38,885 square feet with Harvest Partners, L.P. at 280 Park Avenue, extending the remaining lease term to 13.2 years;

•                  New lease for 34,640 square feet with Berkeley Research Group, LLC at 810 Seventh Avenue for 7.3 years;

•                  New lease for 24,928 square feet with Metro-North Commuter Railroad at 420 Lexington Avenue for 19.0 years;

•                  New lease for 22,931 square feet with Medley Capital LLC at 280 Park Avenue for 7.8 years; and

•                  Early renewal for 21,981 square feet with Teknion LLC at 641 Sixth Avenue, extending the remaining lease term to 11.0 years.

Marketing, general and administrative, or MG&A, expenses for the quarter ended September 30, 2015 were $23.5 million, or 4.8 percent of total revenues and an annualized 44 basis points of total assets including the Company’s share of joint venture revenues and assets.

Real Estate Investment Activity

In August, the Company completed the acquisition of Eleven Madison Avenue for $2.285 billion plus approximately $300.0 million in costs associated with lease stipulated improvements to the property. The acquisition was financed at closing with a $1.4 billion 10-year, interest only, fixed rate mortgage financing carrying a per annum interest rate of 3.838 percent.

From the beginning of the third quarter to date, the Company has sold 12 properties, as discussed below, at a total gross asset valuation of $1.7 billion, that will generate cash proceeds to the Company in excess of $670.0 million.  The blended cap rate on the sales of Manhattan properties was 3.3 percent.  These transactions further the real estate disposition and reinvestment strategy the Company outlined in conjunction with the acquisition of Eleven Madison Avenue.

•                  In September, the Company closed on the sale of Tower 45, a Midtown Manhattan office building located at 120 West 45th Street, for $365 million or $830 per square foot.  The 440,000-square-foot Tower 45 was acquired by the Company in 2007 as part of the merger with Reckson Associates. Subsequently, the Company executed a significant capital improvement program that successfully repositioned the property.  The Company recognized a gain on sale of the property of $58.6 million.

•                  In July, the Company formed a joint venture with Invesco Real Estate (“Invesco”) for the ownership of 131-137 Spring Street, a 73,000 square foot mixed-use asset located in SoHo. Under the terms of the agreement, Invesco subsequently acquired an 80.0 percent stake in the property, with the Company retaining a 20.0 percent ownership interest as well as management and leasing responsibilities. The transaction valued the property at $277.8 million, or $3,805 per square foot, and the Company recognized a gain on sale of the property of $101.1 million.

•                  In September, the Company closed on the sale of its interest in the commercial condominium located at 315 West 36th Street, at a gross asset valuation of $115 million or $779 per square foot.  The Company acquired its interest in the property in late 2012 at a gross asset valuation of $45 million.  The Company recognized a gain on sale of the property of $16.3 million.

•                  In August, the Company, together with its joint venture partner, closed on the sale of the Meadows Office Complex, a two-building 604,000 square foot property in Rutherford, New Jersey, for $121.1 million or $201 per square foot.  The Company owned a 50 percent joint venture interest in the property.

•                  In September, the Company reached an agreement to sell two Fifth Avenue retail development sites to a single buyer for $125.4 million or $13,690 per zoning square foot.  The sites, located at 570 Fifth Avenue and 574 Fifth Avenue, were acquired by the Company in November 2013 for a total of $78.7 million. The Company subsequently vacated the tenants in the existing buildings in preparation for a comprehensive retail development.  The transaction is expected to be completed in the fourth quarter of 2015, subject to customary closing conditions.

•                  In October, the Company announced an agreement to sell the leased fee interest in 885 Third Avenue for a gross sale price of $453 million. The Company acquired the leased fee interest in 885 Third Avenue in a joint venture partnership in 2007 at a gross asset valuation of $317 million and subsequently fully consolidated its position in 2010 at a gross asset valuation of $352 million. As part of the transaction, the Company will retain a preferred equity position.  The sale, executed at a capitalization rate of 3.8%, will generate net proceeds to the Company of approximately $45 million, after giving consideration to the retained preferred equity interest and the in-place mortgage of $267.7 million, which is scheduled to mature in 2017.  The sale is expected to be completed in the fourth quarter of 2015, subject to customary closing conditions.

•                  In October, the Company announced an agreement to sell the recently-completed Pace University dormitory tower at 33 Beekman Street for a gross sale price of $196 million. The Company owns the property in a joint venture.  33 Beekman was jointly developed by the Company and the Naftali Group. It houses 772 dormitory beds, and features a public plaza and ground-floor retail and amenity space used by the university. The project is the Company’s second successful dormitory development for Pace, following on the heels of a 609-bed dormitory and retail project at 180 Broadway, which was completed and delivered in early 2013. The sale, executed at a capitalization rate of 3.9%, will generate net proceeds to the Company of approximately $64 million.  The sale is expected to be completed in the first half of 2016, subject to customary closing conditions.

•                  In October, the Company reached an agreement to sell the properties at 140-150 Grand Street in White Plains, New York for $32.0 million.   The transaction is expected to be completed in the fourth quarter of 2015, subject to customary closing conditions.

•                  In July, the Company closed on the acquisition of a 90.0 percent interest in The SoHo Building at 110 Greene Street based on a gross asset valuation of $255.0 million. The transaction increases the Company’s sizable footprint in SoHo, adding the submarket’s best office space to the Company’s commercial portfolio, and extending its substantial retail presence.

•                  In August, the Company closed on the acquisition of two mixed-use properties located at 187 Broadway and 5-7 Dey Street for $63.7 million.  Located adjacent to the entrance to Downtown Manhattan’s new Fulton Transit Center and one block east of the World Trade Center, the site consists of two mixed-use, retail/office buildings in a neighborhood that has undergone rapid growth in the office, residential and retail segments.

Debt and Preferred Equity Investment Activity

The carrying value of the Company’s debt and preferred equity investment portfolio totaled $1.5 billion at September 30, 2015.  During the third quarter, the Company originated new debt and preferred equity investments totaling $78.0 million, of which $48.0 million was retained and $46.5 million was funded, at a weighted average current yield of 7.2 percent, and recorded $262.3 million of principal reductions from investments that were sold or repaid.  During the nine months ended September 30, 2015, the Company originated and retained new debt and preferred equity investments totaling $506.2 million at a weighted average current yield of 9.8 percent.  As of September 30, 2015, the debt and preferred equity investment portfolio had a weighted average maturity of 1.7 years, excluding any extension options, and had a weighted average yield during the third quarter of 10.1 percent.

Financing Activity

In August, the Company expanded its unsecured corporate credit facility by $500 million, to $2.533 billion. The revolving line of credit portion of the facility, which matures in March 2020, has been increased by $400 million to $1.6 billion and the term loan portion of the facility, which matures in June 2019, has been increased by $100 million to $933 million.

In September, the Company announced that Belmont Insurance Company (“Belmont”), a New York licensed captive insurance company, its wholly-owned subsidiary, became a member of the Federal Home Loan Bank of New York (“FHLBNY”). Belmont is the first captive insurance company to gain membership in the FHLBNY cooperative.  Members have access to a wide variety of flexible, low-cost funding through FHLBNY’s credit products, enabling members to customize advances, interest rates and match asset and liability terms. Eligible collateral to pledge to FHLBNY includes residential, multi-family and commercial mortgage loans, mortgage backed securities, and US Treasury and Agency securities.

Dividends

During the third quarter of 2015, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

•                  $0.60 per share of common stock, which was paid on October 14, 2015 to shareholders of record on the close of business on September 30, 2015; and

•                  $0.40625 per share on the Company’s 6.50% Series I Cumulative Redeemable Preferred Stock for the period July 15, 2015 through and including October 14, 2015, which was paid on October 15, 2015 to shareholders of record on the close of business on September 30, 2015, and reflects the regular quarterly dividend, which is the equivalent of an annualized dividend of $1.625 per share.

Annual Institutional Investor Conference

The Company will host its Annual Institutional Investor Conference on Monday, December 7, 2015 in New York City. For more information on the Conference, please email SLG2015@slgreen.com.

Conference Call and Audio Webcast

The Company’s executive management team, led by Marc Holliday, Chief Executive Officer, will host a conference call and audio webcast on Thursday, October 22, 2015 at 2:00 pm ET to discuss the financial results.

The supplemental data will be available prior to the quarterly conference call in the Investors section of the SL Green Realty Corp. website at http://slgreen.com/ under “Financial Reports.”

The live conference call will be webcast in listen-only mode in the Investors section of the SL Green Realty Corp. website at http://slgreen.com/ under “Event Calendar & Webcasts” and on Thomson’s StreetEvents Network. The conference may also be accessed by dialing (877) 312-8765 Domestic or (419) 386-0002 International.

A replay of the call will be available through October 30, 2015 by dialing (800) 585-8367 or (404) 537-3406 International, using pass-code 50413135.

Company Profile

SL Green Realty Corp., an S&P 500 company and New York City’s largest office landlord, is a fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of Manhattan commercial properties. As of September 30, 2015, SL Green held interests in 121 Manhattan buildings totaling 43.2 million square feet. This included ownership interests in 30.6 million square feet of commercial buildings and debt and preferred equity investments secured by 12.6 million square feet of buildings. In addition to its Manhattan investments, SL Green held ownership interests in 35 suburban buildings totaling 5.3 million square feet in Brooklyn, Long Island, Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at (212) 594-2700.

Disclaimers

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found in this release and in the Company’s Supplemental Package.

Forward-looking Statement

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, are forward-looking statements. Forward-looking statements are not guarantees of future performance and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms.

Forward-looking statements contained in this press release are subject to a number of risks and uncertainties, many of which are beyond our control, that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us. Factors and risks to our business that could cause actual results to differ from those contained in the forward-looking statements are described in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

SL GREEN REALTY CORP.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited and in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Rental revenue, net	$318,465	$291,293	$926,020	$826,877
Escalation and reimbursement	48,254	43,826	130,630	120,209
Investment income	49,328	43,969	136,588	137,767
Other income	16,019	11,186	44,201	48,498
Total revenues	432,066	390,274	1,237,439	1,133,351
Expenses:
Operating expenses, including related party expenses of $5,238 and $13,415 in 2015 and $5,104 and $13,183 in 2014	78,648	72,111	225,539	211,118
Real estate taxes	61,009	55,548	173,018	159,702
Ground rent	8,252	8,088	24,526	24,161
Interest expense, net of interest income	84,141	82,376	235,694	236,424
Amortization of deferred financing costs	7,160	6,679	19,727	15,737
Depreciation and amortization	146,185	94,443	454,087	274,337
Transaction related costs	5,829	2,383	10,039	6,554
Marketing, general and administrative	23,475	22,649	72,139	69,778
Total expenses	414,699	344,277	1,214,769	997,811
Income from continuing operations before equity in net income from unconsolidated joint ventures, equity in net gain on sale of interest in unconsolidated joint venture/real estate, purchase price fair value adjustment, gain on sale of real estate, depreciable real estate reserves and loss on early extinguishment of debt	17,367	45,997	22,670	135,540
Equity in net income from unconsolidated joint ventures	3,627	6,034	10,651	20,781
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	15,281	16,496	16,050	122,580
Purchase price fair value adjustment	—	(4,000)	—	67,446
Gain on sale of real estate	159,704	—	159,704	—
Depreciable real estate reserves	(19,226)	—	(19,226)	—
Loss on early extinguishment of debt	—	(24,475)	(49)	(25,500)
Income from continuing operations	176,753	40,052	189,800	320,847
Net income from discontinued operations	—	4,035	427	15,449
Gain on sale of discontinued operations	—	29,507	12,983	144,242
Net income	176,753	73,594	203,210	480,538
Net income attributable to noncontrolling interests in the Operating Partnership	(6,468)	(2,636)	(6,635)	(16,010)
Net income attributable to noncontrolling interests in other partnerships	(664)	(1,712)	(13,216)	(5,045)
Preferred unit distributions	(2,225)	(820)	(4,316)	(1,950)
Net income attributable to SL Green	167,396	68,426	179,043	457,533
Perpetual preferred stock dividends	(3,738)	(3,738)	(11,214)	(11,214)
Net income attributable to SL Green common stockholders	$163,658	$64,688	$167,829	$446,319

Earnings Per Share (EPS)
Net income per share (Basic)	$1.64	$0.68	$1.69	$4.68
Net income per share (Diluted)	$1.64	$0.68	$1.68	$4.66

Funds From Operations (FFO)
FFO per share (Basic)	$1.66	$1.28	$4.80	$4.43
FFO per share (Diluted)	$1.65	$1.28	$4.77	$4.41

Basic ownership interest
Weighted average REIT common shares for net income per share	99,621	95,734	99,205	95,437
Weighted average partnership units held by noncontrolling interests	3,901	3,585	3,924	3,423
Basic weighted average shares and units outstanding	103,522	99,319	103,129	98,860

Diluted ownership interest
Weighted average REIT common share and common share equivalents	100,028	96,121	99,685	95,899
Weighted average partnership units held by noncontrolling interests	3,901	3,585	3,924	3,423
Diluted weighted average shares and units outstanding	103,929	99,706	103,609	99,322

SL GREEN REALTY CORP.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	September 30, 2015	December 31, 2014
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$4,689,031	$3,844,518
Building and improvements	10,079,151	8,778,593
Building leasehold and improvements	1,425,299	1,418,585
Properties under capital lease	47,445	27,445
	16,240,926	14,069,141
Less: accumulated depreciation	(1,979,824)	(1,905,165)
	14,261,102	12,163,976
Assets held for sale	117,885	462,430
Cash and cash equivalents	244,360	281,409
Restricted cash	279,592	149,176
Investment in marketable securities	46,432	39,429
Tenant and other receivables, net of allowance of $15,712 and $18,068 in 2015 and 2014, respectively	66,896	57,369
Related party receivables	11,089	11,735
Deferred rents receivable, net of allowance of $22,190 and $27,411 in 2015 and 2014, respectively	467,627	374,944
Debt and preferred equity investments, net of discounts and deferred origination fees of $16,169 and $19,172 in 2015 and 2014, respectively	1,501,619	1,408,804
Investments in unconsolidated joint ventures	1,239,008	1,172,020
Deferred costs, net	342,936	327,962
Other assets	912,023	647,333
Total assets	$19,490,569	$17,096,587

Liabilities
Mortgages and other loans payable	$6,865,383	$5,586,709
Revolving credit facility	949,000	385,000
Term loan and senior unsecured notes	2,216,120	2,107,078
Accrued interest payable and other liabilities	204,224	137,634
Accounts payable and accrued expenses	173,228	173,246
Deferred revenue	428,334	187,148
Capitalized lease obligations	41,171	20,822
Deferred land leases payable	1,557	1,215
Dividend and distributions payable	67,109	64,393
Security deposits	66,654	66,614
Liabilities related to assets held for sale	94	266,873
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Total liabilities	11,112,874	9,096,732

Commitments and contingencies	—	—
Noncontrolling interest in the Operating Partnership	423,421	469,524
Preferred units	282,516	71,115

Equity
Stockholders’ equity:
Series I Preferred Stock, $0.01 par value, $25.00 liquidation preference, 9,200 issued and outstanding at both September 30, 2015 and December 31, 2014	221,932	221,932
Common stock, $0.01 par value 160,000 shares authorized, 103,383 and 100,928 issued and outstanding at September 30, 2015 and December 31, 2014, respectively (including 3,875 and 3,603 shares held in Treasury at September 30, 2015 and December 31, 2014, respectively)	1,034	1,010
Additional paid-in capital	5,593,653	5,289,479
Treasury stock at cost	(335,311)	(320,471)
Accumulated other comprehensive loss	(15,821)	(6,980)
Retained earnings	1,772,833	1,752,404
Total SL Green Realty Corp. stockholders’ equity	7,238,320	6,937,374
Noncontrolling interests in other partnerships	433,438	521,842
Total equity	7,671,758	7,459,216
Total liabilities and equity	$19,490,569	$17,096,587

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited and in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
FFO Reconciliation:
Net income attributable to SL Green common stockholders	$163,658	$64,688	$167,829	$446,319
Add:
Depreciation and amortization	146,185	94,443	454,087	274,337
Discontinued operations depreciation adjustments	—	678	—	5,434
Joint venture depreciation and noncontrolling interest adjustments	10,796	5,831	23,853	26,979
Net income attributable to noncontrolling interests	7,132	4,348	19,851	21,055
Less:
Gain on sale of real estate and discontinued operations	159,704	29,507	172,687	144,242
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	15,281	16,496	16,050	122,580
Purchase price fair value adjustment	—	(4,000)	—	67,446
Depreciable real estate reserves, net of recoveries	(19,226)	—	(19,226)	—
Depreciation on non-rental real estate assets	500	503	1,525	1,520
Funds From Operations attributable to SL Green common stockholders and noncontrolling interests	$171,512	$127,482	$494,584	$438,336

	Consolidated Properties		SL Green’s share of Unconsolidated Joint Ventures		Combined
	Three Months Ended September 30,		Three Months Ended September 30,		Three Months Ended September 30,
	2015	2014	2015	2014	2015	2014
Operating income and Same-store NOI Reconciliation:
Income from continuing operations before equity in net income from unconsolidated joint ventures, equity in net gain on sale of interest in unconsolidated joint venture/real estate, purchase price fair value adjustment, gain on sale of real estate, depreciable real estate reserves and loss on early extinguishment of debt	$17,367	$45,997	$	$

Equity in net income from unconsolidated joint ventures	3,627	6,034	3,627	6,034
Depreciation and amortization	146,185	94,443	15,809	12,211
Interest expense, net of interest income	84,141	82,376	17,794	13,426
Amortization of deferred financing costs	7,160	6,679	1,416	1,240
Loss on early extinguishment of debt	—	(24,475)	—	—
Operating income	$258,480	$211,054	$38,646	$32,911

Marketing, general and administrative expense	23,475	22,649	—	—
Net operating income from discontinued operations	—	7,750	—	—
Transaction related costs	5,829	2,383	27	301

Non-building revenue	(55,707)	(50,895)	(6,489)	(5,841)
Equity in net income from unconsolidated joint ventures	(3,627)	(6,034)	—	—
Loss on early extinguishment of debt	—	24,475	88	—
Net operating income (NOI)	228,450	211,382	32,272	27,371	$260,722	$238,753

NOI from discontinued operations	—	(7,750)	—	—	—	(7,750)
NOI from other properties/affiliates	(56,228)	(38,498)	(9,263)	(5,534)	(65,491)	(44,032)
Same-Store NOI	$172,222	$165,134	$23,009	$21,837	$195,231	$186,971

Ground lease straight-line adjustment	400	400	—	—	400	400

Straight-line and free rent	(12,570)	(13,437)	(1,583)	(1,804)	(14,153)	(15,241)
Rental income — FAS 141	(2,336)	(3,698)	(559)	(712)	(2,895)	(4,410)
Same-store cash NOI	$157,716	$148,399	$20,867	$19,321	$178,583	$167,720

	Consolidated Properties		SL Green’s share of Unconsolidated Joint Ventures		Combined
	Nine Months Ended September 30,		Nine Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014	2015	2014
Operating income and Same-store NOI Reconciliation:
Income from continuing operations before equity in net income from unconsolidated joint ventures, equity in net gain on sale of interest in unconsolidated joint venture/real estate, purchase price fair value adjustment, gain on sale of real estate, depreciable real estate reserves and loss on early extinguishment of debt	$22,670	$135,540	$—	$—

Equity in net income from unconsolidated joint ventures	10,651	20,781	10,651	20,781
Depreciation and amortization	454,087	274,337	45,776	47,297
Interest expense, net of interest income	235,694	236,424	51,308	47,556
Amortization of deferred financing costs	19,727	15,737	4,081	4,698
Loss on early extinguishment of debt	(49)	(25,500)	—	—
Operating income	$742,780	$657,319	$111,816	$120,332

Marketing, general and administrative expense	72,139	69,778	—	—
Net operating income from discontinued operations	488	32,349	—	—
Transaction related costs	10,039	6,554	37	401

Non-building revenue	(151,112)	(174,154)	(19,207)	(16,012)
Equity in net income from unconsolidated joint ventures	(10,651)	(20,781)	—	—
Loss on early extinguishment of debt	49	25,500	495	3,382
Net operating income (NOI)	663,732	596,565	93,141	108,103	$756,873	$704,668

NOI from discontinued operations	(488)	(32,349)	—	—	(488)	(32,349)
NOI from other properties/affiliates	(143,995)	(72,538)	(26,014)	(44,177)	(170,009)	(116,715)
Same-Store NOI	$519,249	$491,678	$67,127	$63,926	$586,376	$555,604

Ground lease straight-line adjustment	1,201	1,201	—	—	1,201	1,201

Straight-line and free rent	(49,220)	(35,913)	(5,135)	(6,012)	(54,355)	(41,925)
Rental income — FAS 141	(9,192)	(13,427)	(1,697)	(1,903)	(10,889)	(15,330)
Same-store cash NOI	$462,038	$443,539	$60,295	$56,011	$522,333	$499,550

SL GREEN REALTY CORP.

SELECTED OPERATING DATA-UNAUDITED

	September 30,
	2015	2014
Manhattan Operating Data: (1)
Net rentable area at end of period (in 000’s)	24,028	21,905
Portfolio percentage leased at end of period	94.5%	95.3%
Same-Store percentage leased at end of period	96.6%	94.7%
Number of properties in operation	32	30

Office square feet where leases commenced during quarter (rentable)	289,016	729,315
Average mark-to-market percentage-office	26.8%	18.9%
Average starting cash rent per rentable square foot-office	$70.45	$64.20

(1)  Includes wholly-owned and joint venture properties.